Exhibit 3.4

                         CERTIFICATE OF ELIMINATION
                                     OF
                        KAISER ALUMINUM CORPORATION
                                   UNDER
           SECTION 151 OF THE GENERAL CORPORATION LAW OF DELAWARE

     In accordance with Section 151 of the General Corporation Law of the State of Delaware, Kaiser Aluminum Corporation (the "Corporation"), a Delaware corporation, DOES HEREBY CERTIFY:

     FIRST:    That the following resolution has been adopted by the Board of Directors of the Corporation:

     "RESOLVED, that none of the authorized shares of the 8.255% PRIDES, Convertible Preferred Stock, par value $.05 per share, (the "8.255% PRIDES") of Kaiser Aluminum Corporation (the "Corporation"), are outstanding; and that none will be issued subject to the Certificate of Designations of 8.255% PRIDES, Convertible Preferred Stock of Kaiser Aluminum Corporation previously filed with respect to the 8.255% PRIDES."

     SECOND:   That when this Certificate of Elimination becomes effective in accordance with Section 103 of the General Corporation Law of the State of Delaware, it shall have the effect of eliminating from the Restated Certificate of Incorporation of the Corporation all matters set forth in the Certificate of Designations of 8.255% PRIDES, Convertible Preferred Stock of Kaiser Aluminum Corporation with respect to the 8.255% PRIDES.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by E. Bruce Butler, a Vice President, and attested by John Wm. Niemand II, its Secretary, this 1st day of July, 1998.

                                        KAISER ALUMINUM CORPORATION


                                        By:     /S/ E. BRUCE BUTLER
                                          E. Bruce Butler, Vice President

ATTEST:

      /S/ JOHN WM. NIEMAND II
   John Wm. Niemand II, Secretary
   [Corporate Seal]